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Section 2:  EXHIBIT 99

FOR IMMEDIATE RELEASE:

CONTACT:    David A. Voight, President & Chief Executive Officer
            James O. Miller, Executive Vice President
            First Citizens Banc Corp
            419.625.4121

October 8, 2004 (Sandusky, Ohio; [NASDAQ:FCZA]) First Citizens Banc Corp announced today the closing of its acquisition of FNB Financial Corporation, a $200 million bank holding company located in Shelby, Ohio. The acquisition was effected through the merger of FNB Financial Corporation into First Citizens Banc Corp in a transaction in which FNB Financial Corporation shareholders will receive 2.62 shares of First Citizens common shares, $72.00 in cash, or a combination of 60% stock and 40% cash for each FNB common share owned. First Citizens Banc Corp will issue approximately 786,000 First Citizens common shares and pay approximately $14.4 million in cash to FNB Financial Corporation shareholders in the transaction.

Immediately following the merger of FNB Financial Corporation with and into First Citizens Banc Corp, FNB Financial Corporation's banking subsidiary, First National Bank of Shelby, was merged into First Citizens Banc Corp's banking affiliate Farmers State Bank of New Washington. Effective upon the merger, the combined bank changed its name to First Citizens Bank.

The merged banking affiliates will serve the Ohio communities of Shelby, New Washington, Willard, Crestline, Shiloh, Tiro, Chatfield, Plymouth, Greenwich, Richwood and Greencamp. David Voight, President of First Citizens commented, "We are delighted to have the FNB Financial Corporation's shareholders join our First Citizens family. Our shared community banking philosophy, coupled with an array of products and services strengthens our financial services franchise."

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Citizens Banc Corp


  /S/ James O. Miller                                         October 15, 2004
James O. Miller                                               Date
Executive Vice President